BLUE BIRD ANNOUNCES STOCK REPURCHASE AGREEMENT WITH
COLISEUM CAPITAL

Fort Valley, GA, September 26, 2017 - Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, today announced that it has entered into a Securities Repurchase Agreement with investment funds managed by Coliseum Capital Management, LLC. Under the terms of the Securities Repurchase Agreement, Blue Bird has agreed to purchase all of Coliseum’s shares of common stock, its shares of the Company’s preferred stock, and its warrants to acquire common stock. The Company agreed on an aggregate purchase price of $32.1 million, reflecting a price per share of common stock of $18.65. Blue Bird will fund the repurchase with cash on hand. The share repurchase is made pursuant to Blue Bird’s existing share repurchase program of up to $50 million.

Effective upon the closing of the Company’s acquisition of the Transaction Securities, Adam Gray, Managing Partner at Coliseum Capital Management, will resign from the Blue Bird Board. “It has been exciting to help an iconic brand go public and to support an outstanding management team's vision and mission,” said Adam Gray. “It has been a pleasure to have worked with American Securities in their stewardship of the company and we are delighted with the growth in shareholder value we have realized since our initial investment in February 2015. I look forward to seeing Blue Bird continuing to grow and thrive.”

“We appreciate the support that Adam Gray and Coliseum have provided to Blue Bird over the past few years,” said Phil Horlock, President and CEO of Blue Bird. “Adam has contributed significantly in his capacity as a director on the Board and we are pleased that Coliseum has realized a significant return on its investment.”

Blue Bird will continue its share repurchase program and will provide a progress update at its fourth quarter earnings conference call in December.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability.

In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact:
Mark Benfield
Investor Relations & Government Affairs
(478) 822-2315
Mark.Benfield@blue-bird.com